EXHIBIT 10.44

2005 Base Salaries for Named Executive Officers

Name and Title	Salary
Hollings C. Renton	$425,000
Chairman of the Board, President and Chief Executive Officer
Leonard E. Post, Ph.D.	$315,000
Senior Vice President, Research and Development
Scott M. Freeman, M.D.	$270,000
Vice President, Clinical Development
Gregory J. Giotta, Ph.D., J.D.	$275,000
Vice President and Chief Legal Counsel
Jeanne Y. Jew	$245,000
Vice President, Corporate and Commercial Development